United States
                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549
                             SCHEDULE 13D
                            (Rule 13d-101)

                          (Amendment No. 6)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                     Thistle Group Holdings, Co.
                         (Name of Issuer)
                    Common Stock, $.10 par value
                   (Title of Class of Securities)
                            88431E103
                          (CUSIP Number)

                     Mr. Seymour Holtzman
                     c/o Jewelcor Companies
                    100 N. Wilkes-Barre Blvd.
                 Wilkes-Barre, Pennsylvania 18702
                        (570) 822-6277
         (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)


                          March 26, 2002
       (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: o.




SCHEDULE 13D
CUSIP No. 53631T102000

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jewelcor Management, Inc.						23-2331228
 __________________________________________________________________________
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
 (b)	o
__________________________________________________________________________
3)	SEC USE ONLY
___________________________________________________________________________
4)	SOURCE OF FUNDS		OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 ITEMS 2(d) OR 2(e)							o
6)	CITIZENSHIP OR PLACE OF ORGANIZATION
			Nevada
___________________________________________________________________________
7)	SOLE VOTING POWER
NUMBER OF				330,826
SHARES		____________________________________________________________
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY					none
EACH			____________________________________________________________
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON					330,826
WITH			____________________________________________________________
10)	SHARED DISPOSITIVE POWER
none
______________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        330,826
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES								o
__________________________________________________________________________
13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       4.99%
__________________________________________________________________________
14)	TYPE OF REPORTING PERSON
             CO
__________________________________________________________________________



SCHEDULE 13D
CUSIP No. 53631T102000

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.				13-4088890
 ____________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	 (b)	o
 3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS      	2(d) OR 2(e)						o
6)	CITIZENSHIP OR PLACE OF ORGANIZATION
			Delaware
_________________________________________________________________________
7)	                    SOLE VOTING POWER
NUMBER OF				17,850
SHARES		__________________________________________________________
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY					none
EACH			___________________________________________________________
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON					17,850
WITH			___________________________________________________________
10)	SHARED DISPOSITIVE POWER
              none
__________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  17,850
__________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES								o
__________________________________________________________________________
13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 1.0%
__________________________________________________________________________
14)	TYPE OF REPORTING PERSON
PN
_________________________________________________________________________




SCHEDULE 13D
CUSIP No. 53631T102000

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          musicmaker.com, Inc.					54-1811721
 ______________________________________________________________________
 2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
 (b)	o
________________________________________________________________________
3)	SEC USE ONLY
4)	SOURCE OF FUNDS		WC
__________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)							o
6)	CITIZENSHIP OR PLACE OF ORGANIZATION
			Delaware
___________________________________________________________________________
7)	                       SOLE VOTING POWER
NUMBER OF			      	13,500
SHARES		_________________________________________________________
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY					none
EACH			_________________________________________________________
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON					13,500
WITH			_________________________________________________________
10)	                    SHARED DISPOSITIVE POWER
                                 none
_______________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
       	                    13,500
_______________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES								o
_______________________________________________________________________
13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      Less than 1.0%
__________________________________________________________________________
14)	TYPE OF REPORTING PERSON
      CO





	Introduction.	This Amendment No. 6 amends and supplements the
Schedule 13D, dated February 27, 2002, as amended to date (the "Schedule 13D"), filed with the Securities and Exchange Commission by Jewelcor Management, Inc. ("JMI"), Barington Companies Equity Partners, L.P. "Barington") and musicmaker.com, Inc. ("musicmaker"), with respect to the common stock, $.10 par value (the "Common Stock"), of Thistle Group Holdings, Co., a Pennsylvania corporation (the "Company"). The principal executive offices of the Company are located at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128.


            Item 4 of the Schedule 13D, "Purpose of Transaction," is amended by adding the following:

On April 2, 2002, the Committee to Maximize Shareholder Value sent a fight letter to all shareholders asking them to support the Committee's Nominees and vote the Blue Proxy Card. Included in the mailing was the Committee's Blue Proxy card and article published by the Philadelphia Inquirer.

On April 2, 2002, the Committee to Maximize Shareholder Value sent a follow up letter and Philadelphia Inquirer article to a select number of shareholders asking them to support the Committee's Nominees and vote the Blue Proxy Card.

Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is amended by adding the following:

12. Press Release dated March 26, 2002.
13. Fight Letter, Proxy card and article sent to all shareholders.
14. Letter and article sent to a select number of shareholders.
15. Press Release dated April 3, 2002.




SIGNATURES
		 After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:	April 4, 2002
JEWELCOR MANAGEMENT, INC.

By
Name:	Seymour Holtzman
Title:	Chairman and Chief Executive Officer
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner
By
 Name:	James A. Mitarotonda
 Title:	President and Chief Executive
		Officer

MUSICMAKER.COM, INC.
By
 Name:	James A. Mitarotonda
 Title:	President and Chief Executive Officer